Exhibit 99.8

Selected sections from CommonWealth REIT’s (“CommonWealth”) filings (individually, a “Filing”) with the Securities and Exchange Commission (the “SEC”) and incorporated by reference into Item 6 of Amendment No. 3 to the Schedule 13D, filed by CommonWealth with the SEC on July 2, 2013 (the “Amendment No. 3”) by the Reporting Persons (as defined in Amendment No. 3).

All defined terms used in the selected sections herein without definition shall have the meanings ascribed to such terms in the respective Filing from which such selected section is excerpted.

“Note 14 to the Notes to Consolidated Financial Statements” appearing in CommonWealth’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 9, 2013.

Note 14.  Related Person Transactions

We have no employees.  Personnel and various services we require to operate our business are provided to us by RMR.  We have two agreements with RMR to provide management and administrative services to us: (1) a business management agreement, which relates to our business generally, and (2) a property management agreement, which relates to our property level operations.

Under our business management agreement with RMR, we acknowledge that RMR also provides management services to other companies, which include GOV and SIR.  One of our Managing Trustees, Mr. Barry Portnoy, is Chairman, majority owner and an employee of RMR.  Our other Managing Trustee, Mr. Adam Portnoy, who is also our President, is the son of Mr. Barry Portnoy, and an owner, President, Chief Executive Officer and a director of RMR.  Each of our other executive officers is also an officer of RMR.  GOV’s and SIR’s executive officers are officers of RMR.  A majority of our Independent Trustees also serve as independent directors or independent trustees of other public companies to which RMR provides management services.  Mr. Barry Portnoy serves as a managing director or managing trustee of those companies and Mr. Adam Portnoy serves as a managing trustee of a majority of those companies.  In addition, officers of RMR serve as officers of those companies.

Pursuant to our business management agreement with RMR and the business management agreement between SIR and RMR, the business management fees we and SIR recognized on a consolidated basis were $11,905 and $10,383 for the three months ended March 31, 2013 and 2012, respectively.  Excluding fees recognized by SIR, the business management fees we recognized were $9,738 and $10,136 for the three months ended March 31, 2013 and 2012, respectively.  These amounts are included in general and administrative expenses and loss from discontinued operations, as appropriate, in our condensed consolidated financial statements.

In connection with our property management agreement with RMR and the property management agreement between SIR and RMR, the aggregate property management and construction supervision fees we and SIR recognized on a consolidated basis were $8,376 and $7,924 for the three months ended March 31, 2013 and 2012, respectively.  Excluding fees recognized by SIR, the property management fees we recognized were $7,118 and $7,766 for the three months ended March 31, 2013 and 2012, respectively.  These amounts are included in operating expenses or have been capitalized, as appropriate, in our condensed consolidated financial statements.

MacarthurCook Fund Management Limited, or MacarthurCook, previously provided us with business and property management services with respect to our investments in Australia.  Our contract with MacarthurCook terminated on January 31, 2013, and on that date we entered into a business and property management agreement, or the Australia Management Agreement, with RMR Australia Asset Management Pty Limited, or RMR Australia, for the benefit of CWH Australia Trust (formerly the MacarthurCook Industrial Property Fund), a subsidiary of ours, or CWHAT.  The terms of the Australia Management Agreement are substantially similar to the terms of the management agreement we had with MacarthurCook. RMR Australia is owned by our Managing Trustees and it has been granted an Australian financial services license by the Australian Securities & Investments Commission.  The Australia Management Agreement provides for fees payable to RMR Australia for business management and real estate investment services at an annual rate equal to 0.5% of the average historical cost, including the cost of capital improvements, of CWHAT’s real estate investments, as described in the Australia Management Agreement.  The Australia Management Agreement also provides for additional compensation to RMR Australia for property management services at an annual rate equal to 50% of the difference between 3.0% of collected gross rents, including reimbursed operating expenses and taxes, and the aggregate of all amounts paid or payable by or on behalf of CWHAT to third party property managers. Additionally, the Australia Management Agreement provides for further compensation to RMR Australia for construction supervision services at an annual rate equal to 50% of the difference between 5.0% of constructions costs and any amounts paid to third parties for construction management and/or supervision.  Similar to our prior arrangement with respect to fees we paid to MacarthurCook, RMR has agreed to waive half of the fees payable by us under our property management agreement with RMR and half of the business management fees otherwise payable by us under our business management agreement with RMR related to real estate investments that are subject to the Australia Management Agreement for so long as the Australia Management Agreement is in effect and we or any of our subsidiaries are paying the fees under that agreement.  Pursuant to the Australia Management Agreement, the business and property management fees we recognized during the first quarter of 2013 totaled $264 and $56, respectively.  The Australia Management Agreement was approved by our Compensation Committee, which is composed solely of Independent Trustees.

GOV was formerly our 100% owned subsidiary.  Our two Managing Trustees, Mr. Barry Portnoy and Mr. Adam Portnoy, are also managing trustees of GOV, and our President, Mr. Adam Portnoy, was the President of GOV from its formation in 2009 until January 2011.  RMR provides management services to both us and GOV.

In 2009, GOV completed an initial public offering pursuant to which GOV ceased to be a majority owned subsidiary of ours.  In connection with this offering, we and GOV entered into a transaction agreement that governs our separation from and relationship with GOV.  Pursuant to this transaction agreement, among other things, we granted GOV the right of first refusal to acquire any property owned by us that we determine to divest, if the property is then majority leased to a government tenant.  This right of first refusal applies in the event of an indirect sale of any such properties as a result of a change of control of us.

Until March 15, 2013, we were GOV’s largest shareholder.  On March 15, 2013, we sold all of our 9,950,000 common shares of GOV in a public offering for net proceeds of $239,576 (after deducting underwriters’ discounts and commissions and estimated expenses).  In connection with this public offering, on March 11, 2013, we entered into a registration agreement with GOV under which we agreed to pay all expenses incurred by GOV relating to the registration and sale of our GOV common shares.  In addition, under the registration agreement, GOV agreed to indemnify CWH, our officers, Trustees and controlling persons, and we agreed to indemnify GOV and GOV’s officers, trustees and controlling persons, against certain liabilities related to the public offering, including liabilities under the Securities Act of 1933, as amended; and we and GOV agreed to reimburse payments that the other may make in respect of those liabilities.

SIR was formerly our 100% owned subsidiary.  We are SIR’s largest shareholder and SIR continues to be one of our consolidated subsidiaries.  As of March 31, 2013, we owned 22,000,000 common shares of SIR, which represented approximately 56.0% of SIR’s outstanding common shares.  Our two Managing Trustees, Mr. Barry Portnoy and Mr. Adam Portnoy, are also managing trustees of SIR, and Mr. John Popeo, our Treasurer and Chief Financial Officer, also serves as the Treasurer and Chief Financial Officer of SIR.  In addition, one of our Independent Trustees, Mr. William Lamkin, is an independent trustee of SIR.  RMR provides management services to both us and SIR.

On March 12, 2012, SIR completed an initial public offering pursuant to which it issued 9,200,000 of its common shares for net proceeds (after deducting underwriters’ discounts and commissions and estimated expenses) of $180,814.  SIR applied those net proceeds, along with proceeds from drawings under SIR’s revolving credit facility, to repay in full a $400,000 demand promissory note that we received from SIR on February 16, 2012.  SIR issued the $400,000 demand promissory note, along with 22,000,000 SIR common shares, in exchange for our transfer to SIR of 251 properties (approximately 21,400,000 rentable square feet).  SIR also reimbursed us for costs that we incurred in connection with SIR’s organization and preparation for its initial public offering.

In connection with the SIR IPO, we and SIR entered into a transaction agreement that governs our separation from and relationship with SIR.  The transaction agreement provides that, among other things, (1) the current assets and liabilities of the 251 properties that we transferred to SIR, as of the time of closing of the SIR IPO, were settled between us and SIR so that we will retain all pre-closing current assets and liabilities and SIR will assume all post-closing current assets and liabilities and (2) SIR will indemnify us with respect to any liability relating to any property transferred by us to SIR, including any liability which relates to periods prior to SIR’s formation, other than the pre-closing current assets and current liabilities that we retained with respect to the 251 transferred properties.

On March 25, 2013, we entered into a registration agreement with SIR, and pursuant to the registration agreement, SIR filed a Registration Statement on Form S-11 for a possible public offering, or an Offering, by us of up to all of the 22,000,000 common shares of SIR that we own.  Under the registration agreement, SIR agreed to, among other things, file a registration statement with respect to an Offering of up to all of the 22,000,000 common shares of SIR that we own, and we agreed to pay all expenses incurred by SIR relating to the registration and sale of the shares in an Offering.  SIR’s obligation to register the shares for resale in an Offering is subject to certain conditions and may be terminated in certain circumstances, in each case, as described in the registration agreement.  SIR agreed to indemnify us, our officers, Trustees and controlling persons, and we agreed to indemnify SIR and SIR’s officers, trustees and controlling persons, against certain liabilities in connection with an Offering, including liabilities under the Securities Act of 1933, as amended; and we and SIR agreed to reimburse payments that the other may make in respect of those liabilities.  We have not made a decision to sell these shares at this time.

We (excluding SIR), RMR, GOV, SIR and four other companies to which RMR provides management services each currently own 12.5% of AIC, an Indiana insurance company.  All of our Trustees, all of the trustees and directors of the other publicly held AIC shareholders and nearly all of the directors of RMR currently serve on the board of directors of AIC.  RMR provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC.

As of March 31, 2013, we and SIR collectively have invested $10,544 in AIC since AIC’s formation in November 2008.  SIR became a shareholder of AIC during the quarter ended June 30, 2012.  We and SIR each use the equity method to account for this investment because we and SIR believe that we each have significant influence over AIC because all of our Trustees and all of SIR’s trustees are also directors of AIC.  We and the other shareholders of AIC have purchased property insurance providing $500,000 of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts.  This program was modified and extended in June 2012 for a one year term, and we and SIR collectively paid premiums, including taxes and fees, of $6,560 in connection with that renewal, which amount may be adjusted from time to time as we or SIR acquire or dispose of properties that are included in this program.  We periodically consider the possibilities for expanding our insurance relationships with AIC to include other types of insurance and may in the future participate in additional insurance offerings AIC may provide or arrange.  We and SIR may invest additional amounts in AIC in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so.  By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses or by realizing our pro rata share of any profits of this insurance business.

Excerpts from “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Related Person Transactions” appearing in CommonWealth’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 9, 2013.

Related Person Transactions

We have relationships and historical and continuing transactions with our Trustees, our executive officers, RMR, GOV, SIR, AIC and other companies to which RMR provides management services and others affiliated with them.  For example, we have no employees and personnel and various services we require to operate our business are provided to us by RMR pursuant to management agreements; and RMR is owned by our Managing Trustees.  Also, as a further example, we have or had relationships with other companies to which RMR provides management services and which have trustees, directors and officers who are also trustees, directors or officers of ours or RMR, including: GOV, which is also our former subsidiary, to which we have previously sold properties; SIR, which is a consolidated subsidiary of ours and to which we have transferred 251 properties in connection with SIR’s initial public offering; and we (separately from SIR), RMR, GOV, SIR and four other companies to which RMR provides management services each currently own 12.5% of AIC, and we and the other shareholders of AIC have property insurance in place providing $500.0 million of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts.  For further information about these and other such relationships and related person transactions, please see Note 14 to the notes to our condensed consolidated financial statements included in Part I, Item 1 of this Quarterly Report, which is incorporated herein by reference.  In addition, for more information about these transactions and relationships, please see elsewhere in this Quarterly Report, including “Warning Concerning Forward Looking Statements” in Part I, and our Annual Report, our definitive Proxy Statement for the Annual Meeting of Shareholders scheduled to be held on May 14, 2013, or our Proxy Statement, and our other filings with the SEC, including Note 10 to our consolidated financial statements included in our Annual Report, the sections captioned “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Person Transactions” and “Warning Concerning Forward Looking Statements” of our Annual Report and the section captioned “Related Person Transactions and Company Review of Such Transactions” and the information regarding our Trustees and executive officers in our Proxy Statement.  In addition, please see the section captioned “Risk Factors” of our Annual Report for a description of risks that may arise as a result of these and other related person transactions and relationships.  Our filings with the SEC, including our Annual Report and our Proxy Statement, are available at the SEC’s website at www.sec.gov.  Copies of certain of our agreements with these related parties, including our and SIR’s business management agreements and property management agreements with RMR, various agreements we have entered into with GOV and SIR and our shareholders agreement with AIC and its shareholders, are publicly available as exhibits to our public filings with the SEC and accessible at the SEC’s website.

We believe that our agreements with RMR, GOV, SIR and AIC are on commercially reasonable terms.  We also believe that our relationships with RMR, GOV, SIR and AIC and their affiliated and related persons and entities benefit us and, in fact, provide us with competitive advantages in operating and growing our business.